UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12
Axon Enterprise, Inc.
(Name of Registrant as Specified In Its Charter)
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AXON ENTERPRISE, INC.
17800 North 85th Street
Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 25, 2017

To Our Shareholders:
The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Axon Enterprise, Inc. (the “Company” or “Axon”), formerly known as TASER International, Inc., will be held at 10:00 a.m. (local time) on Thursday, May 25, 2017, at the Company's headquarters located at 17800 North 85th Street, Scottsdale, AZ 85255 for the following purposes:

1.	Electing the three Class B directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified;

2.	Advisory vote to approve the compensation of the Company's named executive officers;

3.	Advisory vote to recommend the frequency of the shareholder vote to approve the compensation of the Company's named executive officers;

4.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2017; and

5.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
Only holders of the Company’s common stock at the close of business on March 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. shareholders may vote in person or by proxy. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the time and place of the Annual Meeting and during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the principal executive offices of the Company at the address listed above.

By Order of the Board of Directors,

/s/ DOUGLAS E. KLINT
Douglas E. Klint
Executive Vice President
General Counsel and Corporate Secretary
Scottsdale, Arizona
April 14, 2017

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

General Information	1
Governance	5
The Board of Directors	5
Board and Committee Governance	10
Director Compensation	13
Certain Relationships and Related Transactions	15
Share Ownership	16
Ownership of Equity Securities of the Company	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Executive Compensation	17
Named Executive Officers	17
Compensation Discussion and Analysis	19
Audit Matters	32
Report of the Audit Committee	32
Proposals	34
Proposal No. 1 - Election of Directors	34
Proposal No. 2 - Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	35
Proposal No. 3 - Advisory Vote to Recommend the Frequency of the Shareholder Vote to Approve the Compensation of the Company's Named Executive Officers	36
Proposal No. 4 - Ratification of Appointment of Independent Registered Public Accounting Firm	36
Other Matters	39

AXON ENTERPRISE, INC.
17800 North 85th Street
Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
Our Board of Directors (the “Board” or “Board of Directors”) has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at the Annual Meeting, which will take place at 10:00 a.m. local time on Thursday, May 25, 2017 at the Company's headquarters located at 17800 North 85th Street, Scottsdale, AZ 85255. This proxy statement describes matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being made available or sent to shareholders on or about April 14, 2017.
What is included in these materials?
These materials include:

•	This proxy statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”).
If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish such materials to shareholders by providing access to these documents over the Internet. Accordingly, on April 14, 2017 we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. Shareholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials by calling the toll-free number found in the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically by email. Copies of the proxy materials are also available for viewing at the investor relations page of the Company’s website at http://investor.axon.com.

Axon Enterprise, Inc. | 2017 Proxy Statement | 1

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?
Shareholders will vote on the following items at the Annual Meeting:

Proposal	Description	Board Recommendation
No. 1	The election of the three Class B directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified	FOR (all nominees)
No. 2	Advisory vote to approve the compensation of the Company's named executive officers	FOR
No. 3	Advisory vote to recommend the frequency of the shareholder vote to approve the compensation of the Company's named executive officers	1 YEAR
No. 4	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2017	FOR
Shareholders will also vote on the transaction of any other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares in such other matters as they determine in their discretion.
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
The Company’s principal executive offices are located at 17800 North 85th Street, Scottsdale, Arizona 85255. The Company’s main telephone number is (800) 978-2737.
Who may vote at the Annual Meeting?
As of March 27, 2017 (the “Record Date”), there were 52,593,389 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. The holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. Only shareholders as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.
Beneficial Owner of Shares Held in Street Name
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.
If I am a shareholder of record of the Company’s shares, how do I vote?
There are four ways to vote:
I In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will provide shareholders of record a ballot at the Annual Meeting.
: Via the Internet. If you received a Notice, you may vote via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.
( By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.

Axon Enterprise, Inc. | 2017 Proxy Statement | 2

, By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
Your bank or broker will send you instructions on how to vote. There are four ways to vote:
I In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.
: Via the Internet. If you received a Notice, you may vote via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.
( By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.
, By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.
What constitutes a quorum in order to hold and transact business at the Annual Meeting?
Under Delaware law and the Company’s bylaws, the holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, at a meeting constitutes a quorum. Abstentions and broker non-votes will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s common stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.
How are proxies voted?
All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholder of Record If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
Proposal No. 4 (ratification of the appointment of the independent registered public accountants) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.
Proposals No. 1, No. 2 and No. 3 (election of directors, advisory vote to approve the compensation of the Company's named executive officers and the advisory vote on the frequency of advisory votes on executive compensation) are considered “non-routine.” A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1, No. 2 and No. 3.

Axon Enterprise, Inc. | 2017 Proxy Statement | 3

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255, a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.
What is the voting requirement to approve each of the proposals?
Election of Directors
For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Votes to withhold will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present.
Advisory Vote to Approve the Compensation of the Company's Named Executive Officers (“Say-on-Pay”)
For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the compensation of our named executive officers will be approved if a majority of common stock entitled to vote present in person or by proxy at the Annual Meeting vote in favor of approval. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.
Advisory Vote to Recommend the Frequency of the Shareholder Vote to Approve the Compensation of the Company's Named Executive Officers (“Say-on-Frequency”)
For Proposal No. 3, a plurality of votes cast will determine the shareholders' preferred frequency for holding an advisory vote on compensation for named executive officers. This means that the option for holding an advisory vote every 1 year, 2 years or 3 years receiving the greatest number of votes will be considered the preferred frequency of our shareholders. Abstentions and broker non-votes will have no impact on the outcome of this proposal if a quorum is present.
Ratification of Independent Registered Public Accountants
For Proposal No. 4, assuming the existence of a quorum at the Annual Meeting, ratification of the appointment of the independent registered public accountants will be approved if a majority of common stock entitled to vote present in person or by proxy at the Annual Meeting vote in favor of ratification. Broker non-votes will have no impact on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.
Who will serve as the inspector of election?
A member of the Company’s internal legal department will serve as the inspector of election.
Where can I find the voting results of the Annual Meeting?
The final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company expects to report the final results on Form 8-K with the SEC.
Who is paying for the cost of this proxy solicitation?
The Company will bear all expenses incurred in connection with the solicitation of proxies. The Company will, upon request, reimburse brokerage firms and other nominee holders for their reasonable expenses incurred in forwarding the proxy solicitation materials to the beneficial owners of our shares. The Company’s officers and directors and employees may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation

Axon Enterprise, Inc. | 2017 Proxy Statement | 4

for those activities, but they may be reimbursed for their out-of-pocket expenses. The Company does not expect to engage a proxy advisor for the Annual Meeting.
Why does my proxy card still say TASER International, Inc?
On April 5, 2017, the Company amended its certificate of incorporation to change its name from TASER International, Inc. to Axon Enterprise, Inc. Since the change occurred after the Record Date, the proxy card is still required to use the TASER International, Inc. name.
GOVERNANCE
THE BOARD OF DIRECTORS
Director Nominations
The Nominating and Corporate Governance Committee (the “NCG Committee”) is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm.
Shareholders who wish the NCG Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to the Nominating and Corporate Governance Committee, c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the NCG Committee as other suggested nominees.
Qualifications for All Directors
In its assessment of each potential candidate, including those recommended by shareholders, the NCG Committee considers the potential nominee’s demonstrated character, judgment, relevant business, functional and industry experience, and whether they possess a high degree of business, technological, medical or law enforcement acumen, independence, and other such factors the NCG Committee determines are pertinent in light of the current needs of the Board. The NCG Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company. While the NCG Committee does not have a formal diversity policy, it strives to achieve a well-rounded balance of varying skill sets and backgrounds in the composition of the Board.
The NCG Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the nominees for director are evaluated based on whether the nominee is recommended by a shareholder. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees but reserves the right to do so in the future.

Axon Enterprise, Inc. | 2017 Proxy Statement | 5

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board
The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole in order to advise and contribute to the execution of the Company’s strategic objectives. Each Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings a myriad of attributes that combined benefit the Company and its shareholders. The following table summarizes certain key characteristics of the Company’s business and the associated attributes that have been identified as important to be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills & Experience
The Company’s business is multifaceted and involves complex financial transactions.	• High level of financial literacy • Relevant CEO, CFO, treasury experience • Certified Public Accountant, Certified Financial Analyst
The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various entities and non-governmental organizations.	• Governmental, legal or political experience
The Company’s TASER Weapons product lines utilize Neuro-Muscular Incapacitation from electrical currents as the method to disable a resisting suspect, which inherently involves medical and scientific testing.
• Medical and/or scientific experience
The Company’s primary markets are law enforcement, military and corrections agencies.	• Law enforcement experience • Military experience
The Company’s business is expanding into the innovative field of cloud computing and wearable technology which involves different point of views and perspectives from its traditional weapons background.
• Emerging technologies experience
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight • Management expertise

Director Nominees in 2017
Patrick W. Smith, Chief Executive Officer
Director since 1993
Class B
Age: 46
Other Public Company Boards: None
Mr. Smith has served as Chief Executive Officer (“CEO”) and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard, cum laude, in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration program at the University of Chicago. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium and an M.B.A. degree with honors at the University of Chicago, graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded Axon Enterprise, Inc. (F.K.A. TASER International, Inc.) in September 1993 with his brother, Thomas P. Smith.

Among other qualifications, Mr. Smith brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service, and support as well as technology innovation as he currently holds 14 patents.

Axon Enterprise, Inc. | 2017 Proxy Statement | 6

Mark Kroll
Director since 2003
Class B
Age: 64
Board Committees: Litigation Committee
Other Public Company Boards: Haemonetics Corporation
Dr. Kroll retired in July 2005 from St. Jude Medical, Inc., where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. degree in Mathematics and a M.S. degree and a Ph.D. degree from the Electrical Engineering department of the University of Minnesota and an M.B.A. degree from the University of St. Thomas. Dr. Kroll is also the named inventor of over 350 issued U.S. patents and is a Fellow of the: American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering, and the American Institute for Medicine and Biology in Engineering.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise
Advanced mathematical and scientific education and technology and scientific accomplishments as recognized by “Fellow” designations from IEEE and AIMBE provide a strong scientific background that is beneficial to the Company.

Bio-Medical and Scientific Expertise
Scientific accomplishments as recognized by “Fellow” designations from the American College of Cardiology and the Heart Rhythm Society provide invaluable skills and experience to the TASER Weapons business.

Risk Oversight & Management	Service on Haemonetic’s board of directors as well as leadership positions at St. Jude’s Medical, Inc. provides beneficial experience in management and oversight.
Dr. Matthew R. McBrady
Director since 2016
Class B
Age: 46
Board Committees: Audit Committee and the Nominating and Corporate Governance Committee
Other Public Company Boards: None

From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the U.S. Treasury Department. Dr. McBrady subsequently served as a professor of finance at the Wharton School of Business at the University of Pennsylvania (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). Dr. McBrady then worked as an investment professional within the North American Private Equity group at Bain Capital, LLC (from January 2007 through January 2009). Dr. McBrady then joined Silver Creek Capital Management, LLC as Managing Director and Head of Investment Strategy and Risk Management (from January 2009 through January 2014) prior to joining BlackRock, Inc. where he served as Managing Director and Chief Investment Officer of Multi-Strategy Hedge Funds from January 2014 through September 2016. Dr. McBrady holds a B.A. degree in Economics from Harvard University, a M.S. degree in International Economics from Oxford University (U.K.), and a Masters and Ph.D. degree in Business Economics from Harvard University. Dr. McBrady previously served as a director for the Company from January 2001 through June 2014.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy
Service as a member of President Clinton’s Council of Economic Advisory and teaching positions at the Harvard Business School, the Wharton School of Business and the Darden Graduate School of Business Administration providing him valuable financial knowledge and context.

Relevant Political Background	Service as a member of President Clinton’s Council of Economic Advisors giving him insight into government processes.

Axon Enterprise, Inc. | 2017 Proxy Statement | 7

Incumbent Directors in 2017
Michael Garnreiter, Chairman
Director since 2006
Class A
Age: 65
Board Committees: Audit Committee (Chairman), Compensation Committee, Nominating and Corporate Governance Committee, Litigation Committee
Other Public Company Boards: Banner Health, GlobalTranz, Pacific Alternative Asset Management Company, Knight Transportation, Amtech Systems
Mr. Garnreiter most recently served as Vice President of Finance and Treasurer of Shamrock Foods, a privately-held manufacturer and distributor of foods and food-related products. He retired from this position in December 2015. From January 2010 until August 2012, Mr. Garnreiter was a managing director of Fenix Financial Forensics, a Phoenix-based litigation and financial consulting firm. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served with the international accounting firm, Arthur Andersen, from 1974 through March 2002 with increasing levels of responsibility, culminating as a partner. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.
Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Certified Public Accountant and former partner at Arthur Andersen. Served on the audit committee for each board he has served in the past.
Risk Oversight & Management	Board Experience for Knight Transportation, Amtech Systems, IA Global Inc., and Fenix Financial Forensics gives ample experience relating to public company corporate governance matters.
Vice Admiral (Retired) Richard H. Carmona M.D., M.P.H., F.A.C.S.
Director since 2007
Class C
Age: 67
Board Committees: Audit Committee, Nominating and Corporate Governance Committee (Chairman), Litigation Committee
Other Public Company Boards: The Clorox Company, The Herbalife Company

Dr. Carmona was sworn in as the 17th Surgeon General of the United States on August 5, 2002 and served the statutory four year term. Prior to being named United States Surgeon General, Dr. Carmona was the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff's Department surgeon and deputy sheriff. He is currently employed as Vice Chairman and Chief Executive Officer of Canyon Ranch Health in Tucson, Arizona and has held that position since October 1, 2006. Dr. Carmona attended Bronx Community College of the City University of New York where he earned his associate of arts degree. Dr. Carmona holds a B.S. degree and medical degree from the University of California, San Francisco. He has also earned a Master’s Degree in Public Health from the University of Arizona.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	As Vice Chairman of Canyon Ranch, CEO of Canyon Ranch Health, and as a member of other public company boards, Dr. Carmona is able to contribute to the oversight of the Company's financial matters.
Risk Oversight & Management	Service on the Clorox Company and the Herbalife Company boards of directors provides valuable insight into public company corporate governance matters.
Relevant Political Background	Service as the former Surgeon General of the U.S. provides a unique insight into political matters.
Medical Expertise	As the Surgeon General of the U.S. as well as his extensive career in emergency medical services, provides him a deep understanding of health, safety and medicine.
Law Enforcement/Military Experience	Dr. Carmona is a combat decorated and disabled U.S. Army Special Forces Veteran and a highly decorated police officer, giving him unusual insight into our diverse customer base.

Axon Enterprise, Inc. | 2017 Proxy Statement | 8

Hadi Partovi
Director since 2010
Class A
Age: 44
Board Committees: Compensation Committee
Other Public Company Boards: None
Mr. Partovi is the President and co-founder of the non-profit education organization Code.org. Mr. Partovi is a past or present strategic advisor or early investor at numerous technology companies, including Facebook, Dropbox, OPOWER, airbnb, Zappos, and Bluekai. From 2009 through 2010, Mr. Partovi was Senior Vice President of Technology for MySpace (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by MySpace in 2009. From 2002 through 2005, Mr. Partovi was General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager for Microsoft Internet Explorer. Mr. Partovi holds B.A. and M.S. degrees in Computer Science, summa cum laude, from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Experience as an investor in technology companies provides Mr. Partovi with invaluable insight into software and Internet-related business development initiatives.
Risk Oversight & Management	Experience as an advisor to multiple start-up companies provides Mr. Partovi experience in the unique challenges facing new technology companies.
Bret Taylor
Director since 2014
Class C
Age: 37
Board Committees: None.
Other Public Company Boards: None.

Bret Taylor served as Group Product Manager at Google Inc. until June 2007, where he co-created Google Maps and the Google Maps API. He then joined venture capital firm Benchmark Capital as an entrepreneur-in-residence where he founded the social network Friendfeed, Inc. with former Google employee, Jim Norris. Mr. Taylor was the CEO of FriendFeed until August 2009, when Facebook acquired the company, and he was named Chief Technology Officer of Facebook. He was the Chief Technology Officer of Facebook until the summer of 2012, and supervised some of Facebook's newest and most important products, including the creation of the Open Graph, the App Center, and its integration with the Apple App Store. Mr. Taylor is the CEO and co-founder of Quip, Inc. (“Quip”). Quip sold to Salesforce.com, Inc. in August 2016, and Mr. Taylor retained the role of CEO subsequent to the sale. Mr. Taylor attended Stanford University, where he earned his bachelor's degree and a master's degree in computer science.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise
Executive experience in established technology organizations such as Google and Facebook, as well as experiences founding new technology companies, through Friendfeed and Quip, provides Mr. Taylor insight into software and Internet-related business development initiatives.

Risk Oversight & Management	Experience as CEO of Quip provides Mr. Taylor experience in the unique challenges facing growing technology companies.
Current Director Not Standing for Re-election: Judy Martz

Axon Enterprise, Inc. | 2017 Proxy Statement | 9

BOARD AND COMMITTEE GOVERNANCE
Role of the Board of Directors
The principal duties of the Board of Directors is to oversee management and evaluate strategy. The fundamental responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interest of the Company. and its shareholders. Our governance structure is designed to foster disciplined actions, effective decision-making, and appropriate monitoring of both compliance and performance.

Axon’s key governance documents, including our Corporate Governance Guidelines, are available at
http://investor.axon.com/corporate-governance.cfm.

Board Leadership Structure
The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure is anchored by a non-management director as Chairman of the Board. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

•	Chairman of the Board: Michael Garnreiter

•	Chief Executive Officer: Patrick W. Smith

•	Lead Independent Director: Judy Martz (through the Annual Meeting)

The principal role of the Chairman of the Board is to manage and to provide leadership to the Board of Directors of the Company. The Chairman is accountable to the Board and acts as a direct liaison between the Board and the management of the Company, through the CEO. The Chairman acts as the communicator for Board decisions where appropriate. The separation of the role of the Chairman from that of the CEO is based on the Board's view that the Chairman should be free from any interest and any business or other relationship that could interfere with the Chairman’s judgment, other than interests resulting from Company shareholdings and remuneration.

In addition, the Company considers it to be useful and appropriate to designate a non-management independent director to serve in a lead capacity to coordinate the activities of the other non-management directors. Among other things, the Lead Independent Director is responsible, along with the Chairman, for setting the agenda for Board meetings with Board and management input, facilitating communication among Directors and between the Board and the CEO, and working with the CEO to provide an appropriate information flow to the Board. The Lead Independent Director is responsible for calling and chairing executive sessions of the independent Directors. The Lead Independent Director and the Chairman are expected to foster a cohesive Board that cooperates with the CEO towards the ultimate goal of creating shareholder value
The Board conducts an annual evaluation of the performance of the Board and each of its standing committees, including peer assessments of each individual director.
Meetings of the Board of Directors
During the year ended December 31, 2016, the Board held 5 meetings. During 2016, each director attended at least 75% of all regular Board and applicable committee meetings.
Committees of the Board of Directors
The Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Litigation Committee. On February 6, 2017, the Company's Board of Directors established the Merger and Acquisition Committee. This committee will serve to focus on issues related to any proposed merger and acquisition activity or plans set forth by the Company's management. The Board elected Messrs. Partovi, Taylor and McBrady as members of the Committee, and a chairman will be elected during 2017. On March 7, 2017, the Company's Board of Directors established the Scientific and Medical Committee to create board linkage with the Company's Scientific and Medical Advisory Board which provides important feedback directly to the Company's management about scientific, medical and electrophysiology issues related to the Company's conducted electrical weapons products. Dr. Mark Kroll and Dr. Richard Carmona will serve as members of the Scientific and Medical Committee, and Dr. Kroll will serve as Chairman. Also on March 7, 2017, the Company's Board of Directors formed the Technology committee to stay abreast of new technology and the impact of new technology on the Company's products

Axon Enterprise, Inc. | 2017 Proxy Statement | 10

and strategy. Hadi Partovi and Bret Taylor will serve as members of the Technology Committee, and Mr. Taylor will serve as Chairman.
The following table summarizes the current membership of our standing non-management Board committees, and identifies the chairman of each committee and the number of committee meetings held in fiscal 2016:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Litigation Committee
Number of Meetings	8	2	5	2
Director
Michael Garnreiter	*	X	X	X
Hadi Partovi		*	X
Mark Kroll				X
Judy Martz (1)	X	X	X	*
Richard Carmona	X		*	X
Bret Taylor
Matthew McBrady (2)	X	X
John S. Caldwell (3)
  X = Member
* = Chairman

(1)	Ms. Martz is not standing for re-election and will leave the Board effective as of the 2017 Annual Meeting of Shareholders.

(2)
Mr. McBrady was re-appointed to the board of directors on October 5, 2016. On February 6, 2017, Mr. McBrady was appointed to the Audit Committee, the Compensation Committee and the Merger and Acquisition Committee.

(3)	Mr. Caldwell did not stand for re-election and left the Board effective as of the 2016 Annual Meeting of Shareholders.
The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of their engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews with the independent registered public accounting firm, upon the completion of their audit, the results of the auditing engagement and any other recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of their quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with such quarterly reviews. The Report of the Audit Committee for the year ended December 31, 2016 is included in this proxy statement.
The Compensation Committee determines salaries, stock and bonus awards and considers employment agreements for appointed officers of the Company, and prepares reports on these matters; considers and reviews grants of options and restricted stock units under the Company’s compensations plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2016 is included in this proxy statement. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The NCG Committee is charged with identifying qualified candidates for nomination for election to the Board and nominating such candidates for election; and reviewing and making recommendation to the Board concerning the composition and size of the Board and its committees. The Committee also monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, and to develop and update our corporate governance principles.
The Litigation Committee is responsible for reviewing and approving the settlement of certain litigation matters against the Company or its offers and directors to ensure the settlement is fair, reasonable and in the best interests of the Company’s shareholders. No member of the Litigation Committee was a named party in any pending litigation involving the Company.
The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of these committees are available on our website at http://investor.axon.com/documents.cfm.

Axon Enterprise, Inc. | 2017 Proxy Statement | 11

Audit Committee Financial Experts
The Board of Directors has determined that Messrs. Garnreiter and McBrady, independent directors of the Company, are audit committee financial experts within the meaning of that term under applicable rules promulgated by the SEC. Information about the past business and educational experience of Messrs. Garnreiter and McBrady are included in this proxy statement under the heading “Governance--The Board of Directors.” The Board has also determined that each current member of the Audit Committee is financially literate and that Messrs. Garnreiter and McBrady satisfy the financial sophistication requirements under the current listing standards of NASDAQ.
Director Independence
As of the date of this proxy statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent audit committee and compensation committee independence committee criteria. The following directors are currently deemed independent by the Board: Michael Garnreiter, Judy Martz, Richard Carmona, Hadi Partovi, Bret Taylor and Matthew McBrady. Each of these directors is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and all are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations. Mr. Taylor is the Chief Executive Officer of Quip, Inc., and in the ordinary course of business, the Company enters into commercial dealings with Quip, Inc. that the Company considers arms-length. The Company does not believe that Mr. Taylor has a material direct or indirect interest in any of such commercial dealings.
Patrick W. Smith is not independent because he is an executive officer of the Company, and Mark Kroll is not independent because he provides services to the Company (see “Certain Relationships and Related Transactions – Consulting Services”).
Board of Directors' Role in Risk Oversight
The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Company’s executive management keeps the Board apprised by presenting results of the process to identify, assess, prioritize and address strategic, financial, operating, business, compliance, litigation, regulatory, safety, reputational and other risks to the Company. Executive management meets with the Board on a quarterly basis to address high priority risks and on an as-needed basis to evaluate and monitor emerging risks.
Code of Ethics
The Company has adopted a Code of Ethics which is applicable to all employees, directors and consultants of the Company. A copy of the Company’s Code of Ethics is published and available on the investors portion of Company’s website at http://investor.axon.com/documents.cfm. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver, unless required by NASDAQ rules to disclose such event on Form 8-K.
Director Attendance at Annual Meetings of Shareholders
Directors are encouraged by the Company to attend each annual meeting of shareholders if their schedules permit. All of our directors attended the 2016 Annual Meeting of Shareholders, and a majority of the directors are expected to be in attendance at the 2017 Annual Meeting of Shareholders.
Shareholder Communications with Directors
Shareholders may communicate with members of the Board by mail addressed to the Chairman, or any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North 85th Street, Scottsdale, AZ 85255. In general, any shareholder communication about bona fide issues concerning the Company delivered to the Secretary for forwarding to the Board of specified member or members will be forwarded in accordance with the shareholder's instructions.

Axon Enterprise, Inc. | 2017 Proxy Statement | 12

DIRECTOR COMPENSATION
Members of the Board who are employees of the Company are not separately compensated for serving on the Board. Board compensation is reviewed periodically. Non-employee directors of the Company are paid $8,750 per quarter and are eligible to receive grants of restricted stock units (“RSUs”) of the Company’s stock with a grant date fair value equal to $80,000 vesting in equal annual installments over three years. New Board members are eligible to receive an initial grant of the Company's stock with a grant date fair value equal to $100,000 in their first year of service vesting in equal annual installments over four years. The Chairman of the Board receives an additional $3,750 per quarter. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expense incurred in connection with their attendance at meetings.
In addition, board members serving on committees in either the chairman or member capacity earn extra fees as summarized in the following table:

Committee	Quarterly Chairman Fee	Quarterly Member Fee
Audit	$3,750	$1,875
Compensation	2,500	1,250
Nominating and Corporate Governance	1,500	750
Litigation	1,500	750
The annual RSU awards typically are granted on the date of the Company’s annual shareholder’s meeting. Directors have the option of deferring all or a portion of their cash compensation into a non-qualified deferred compensation plan.
The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2) (3)	Total ($)
Michael Garnreiter	$76,000	$80,000	$—	$156,000
Hadi Partovi	56,250	80,000	—	136,250
Mark W. Kroll	47,500	80,000	139,225	266,725
Judy Martz	56,500	80,000	—	136,500
Richard H. Carmona	51,500	80,000	—	131,500
Bret Taylor	35,000	80,000	—	115,000
Matthew McBrady	10,625	100,000	—	110,625
John S. Caldwell (4)	28,720	—	—	28,720

(1)
Amounts in this column represent the aggregate grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC Topic 718). The fair value of each RSU is the closing price of our common stock on the date of grant. Each non-employee director with the exception of Dr. McBrady received an award of 3,633 RSUs on May 26, 2016. The awards vest in three equal installments on May 31, 2017, 2018 and 2019. Dr. McBrady received an initial grant of 4,310 RSUs in conjunction with his appointment to the Board of Directors on October 5, 2016. The award will vest in four equal installments on October 5, 2017, 2018, 2019 and 2020. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The following table shows equity-based awards granted in 2016, as well as the aggregate number of outstanding RSUs and options outstanding as of December 31, 2016. Prior to 2012, when the Company transitioned to the use of restricted stock units, non-employee directors received grants of options to acquire common stock under certain of the Company’s stock compensation plans.

Axon Enterprise, Inc. | 2017 Proxy Statement | 13

	2016 Stock-based Awards			As of December 31, 2016
Name	Restricted Stock Units Granted	Grant Date	Grant Date Fair Value ($)	Aggregate Restricted Stock Units Outstanding	Aggregate Options Outstanding
Michael Garnreiter	3,633	5/26/2016	$80,000	7,322	—
Hadi Partovi	3,633	5/26/2016	80,000	7,322	58,171
Mark W. Kroll	3,633	5/26/2016	80,000	7,322	—
Judy Martz	3,633	5/26/2016	80,000	7,322	40,894
Richard H. Carmona	3,633	5/26/2016	80,000	7,322	106,124
Bret Taylor	3,633	5/26/2016	80,000	8,974	—
Matthew McBrady	4,310	10/5/2016	100,000	4,310	—

(2)	Other compensation for Dr. Kroll represents fees for consulting services provided. See “Certain Relationships and Related Transactions – Consulting Services” below.

(3)
Non-employee directors have the option of participating in the non-qualified deferred compensation plan through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan, but does make restorative 401(k) match contributions. There were no above-market returns for participants in the plan. Dr. Kroll participates in the Company's deferred compensation plan, and elected to defer $28,500 of earned compensation into the plan during the year ended December 31, 2016.

(4)	Mr. Caldwell did not stand for re-election and left the Board effective as of the 2016 Annual Meeting. Amounts represent fees paid to Mr. Caldwell for meetings attended through May 2016.
2017 Director Compensation
Effective June 1, 2017, non-employee directors of the Company will be paid $9,000 per quarter and are eligible to receive grants of RSUs of the Company’s stock with a grant date fair value equal to $160,000 vesting in equal annual installments over three years. New Board members are eligible to receive an initial grant of the Company's stock with a grant date fair value equal to $160,000 in their first year of service vesting in equal annual installments over three years. The Chairman of the Board receives an additional $5,000 in cash per quarter and RSUs of the Company’s stock with a grant date fair value equal to $20,000 vesting over one year. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expense incurred in connection with their attendance at meetings.
In addition, board members serving on committees in either the chairman or member capacity earn extra fees as summarized in the following table:

Committee	Quarterly Chairman Fee	Quarterly Member Fee
Audit	$5,000	$2,500
Compensation	2,500	1,500
Nominating and Corporate Governance	2,250	1,250
Litigation	1,500	750
Merger and Acquisition	2,500	1,500
Science and Medical	6,000	2,500
Technology	2,500	1,500

Axon Enterprise, Inc. | 2017 Proxy Statement | 14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company reviews all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party have a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee, or a committee of independent directors duly appointed by the Board, reviews and approves related party transactions in accordance with NASDAQ rules. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.
Consulting Services
The Company engages Dr. Mark Kroll, a member of the Board of Directors, to provide consulting services. The expenses related to these services, excluding travel related reimbursements, were approximately $0.1 million for the year ended December 31, 2016. At December 31, 2016, the Company had accrued liabilities of approximately $12,000 related to these services.
Software Services
The Company subscribes to a mobile collaboration software suite co-founded and managed by Bret Taylor, a member of the Company's Board of Directors. The cost to license this software is approximately $0.1 million per year, and as of December 31, 2016, the Company had $50,500 of prepaid costs related to the license subscription.

Axon Enterprise, Inc. | 2017 Proxy Statement | 15

SHARE OWNERSHIP
The following table sets forth information, as of March 27, 2017, with respect to beneficial ownership of the Company’s common stock by each current director or nominee for director, by each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K)(the “NEOs”), by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed. As of March 27, 2017 there were no shares currently pledged by any NEO or director.

Name of Beneficial Owner (1)	Shares Owned	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Class (3)
BlackRock, Inc. (4)	6,686,211	—	6,686,211	12.7%
The Vanguard Group (5)	3,488,487	—	3,488,487	6.6
St. Denis J. Villere & Company, LLC (6)	3,314,363	—	3,314,363	6.3
FMR LLC (7)	3,214,090	—	3,214,090	6.1

Patrick W. Smith	585,839	665,894	1,251,733	2.4
Mark W. Kroll	40,903	4,077	44,980	*
Judy Martz	20,070	44,971	65,041	*
Richard H. Carmona	39,475	90,796	130,271	*
Michael Garnreiter	22,070	4,077	26,147	*
Hadi Partovi	263,717	62,248	325,965	*
Bret S. Taylor	4,517	3,881	8,398	*
Matthew R. McBrady	—	—	—	*

Luke S. Larson	4,449	—	4,449	*
Daniel M. Behrendt (8)	30,762	—	30,762	*
Douglas E. Klint	71,110	—	71,110	*
Marcus W.L. Womack	59,545	12,271	71,816	*
Joshua M. Isner	—	—	—	*

All directors and executive officers as a group (13 persons) (9)	1,111,695	888,215	1,999,910	3.9%
* Less than 1%

(1)	Except as noted in Notes 4, 5, 6 below, the address of each of the persons listed is c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.

(2)
Reflects the number of shares that could be purchased by exercise of options exercisable at March 27, 2017, or restricted stock or options vesting within 60 days thereafter under the Company’s stock option plans.

(3)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group has the right to acquire within 60 days of March 27, 2017, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)
Represents shares of the Company's common stock beneficially owned as of December 31, 2016, based on the Schedule 13G/A filed on January 17, 2017 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10022, and indicates it has sole voting power with respect to 6,437,672 shares of the Company's common stock, shared voting power with respect to no shares of the Company's common stock, sole dispositive power with respect to 6,686,211 shares of the Company's common stock, and shared dispositive power with respect to no shares of the Company's common stock..

(5)
Represents shares of the Company's common stock beneficially owned as of December 31, 2016, based on the Schedule 13G/A filed on February 10, 2017 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates it has sole voting power with respect to 103,728 shares of the Company's

Axon Enterprise, Inc. | 2017 Proxy Statement | 16

common stock, shared voting power with respect to 6,601 shares of the Company's common stock, sole dispositive power with respect to 3,380,857 shares of the Company's common stock, and shared dispositive power with respect to 107,630 shares of the Company's common stock.

(6)
Represents shares of the Company's common stock beneficially owned as of December 31, 2016, based on the Schedule 13G filed on April 4, 2017 by St. Denis J. Villere & Company, LLC. In such filing, St. Denis J. Villere & Company, LLC lists its address as 601 Poydras St., Suite 1808, New Orleans, Louisiana 70130, and indicates it has sole voting power with respect to 3,268,563 shares of the Company's common stock, shared voting power with respect to 3,305,963 shares of the Company's common stock, sole dispositive power with respect to 3,276,963 shares of the Company's common stock, and shared dispositive power with respect to 3,314,363 shares of the Company's common stock.

(7)
Represents shares of the Company's common stock beneficially owned as of December 31, 2016, based on the Schedule 13G filed on February 14, 2017 by FMR LLC. In such filing, FMR LLC lists its address as 245 Summer Street, Boston, MA 02210, and indicates it has sole voting power with respect to 9,799 shares of the Company's common stock, shared voting power with respect to no shares of the Company's common stock, sole dispositive power with respect to 3,214,090 shares of the Company's common stock, and shared dispositive power with respect to no shares of the Company's common stock.

(8)	Mr. Behrendt was terminated effective March 15, 2017.

(9)	Does not include shares beneficially owned by Mr. Behrendt (see footnote 8 above)
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, to the Company’s knowledge, such persons complied with all of the Section 16(a) filing requirements applicable to them in 2016, except for one Form 3 and one Form 4 (reporting one transaction) for Dr. Matthew McBrady, a member of the Board.
EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
See “Governance--The Board of Directors--Director Nominees in 2017” for biographical information for Patrick W. Smith, who is also our CEO.

Luke S. Larson
Title: President
Joined Axon in 2008
Age: 36

Mr. Larson serves as Axon’s President. Luke is responsible for day to day operations and execution for all aspects of the Company’s business. Luke joined Axon in June of 2008 and has served in a variety of executive and management roles including director of video products, product manager and product development manager. Prior to joining Axon, Luke served as a Marine Corps infantry officer. Luke graduated from University of Arizona with honors where he was an NROTC Scholarship recipient. He also received an MBA in International Business from Thunderbird School of Global Management.

Jawad A. Ahsan
Title: Chief Financial Officer
Joined Axon in 2017
Age: 38
Mr. Ahsan joined the Company in April 2017 after serving as CFO for Market Track where he started in May of 2014. Prior to Market Track, Mr. Ahsan had a 13-year career at General Electric Company where he served as CFO of Clinical Business Solutions, a division of GE Healthcare IT. Prior to this appointment, he served as CFO for Healthcare Knowledge & Connectivity Solutions,

Axon Enterprise, Inc. | 2017 Proxy Statement | 17

which he helped guide to an exit into Caradigm, GE’s healthcare IT joint venture with Microsoft. Mr. Ahsan holds a B.A. in Economics from the College of the Holy Cross and an MBA from the MIT Sloan School of Management.
Douglas E. Klint
Title: Executive Vice President and General Counsel
Joined Axon in 2002
Age: 66
Mr. Klint joined the Company in December 2002 as Vice President, General Counsel and held that position through February 2010 at which time he was promoted to President and General Counsel. On December 4, 2014, Mr. Klint resigned as President of Axon effective April 6, 2015 while resuming the role of Executive Vice President, General Counsel and Corporate Secretary. Mr. Klint previously served as Vice President and General Counsel of Zycad Corporation, a publicly traded high technology company located in St. Paul, MN and Menlo Park, CA from 1984 to 1998, and Vice President and General Counsel of Aspec Technology, a publicly traded semi-conductor IP company located in Sunnyvale, CA, from 1998 to 1999 at which time he was promoted to President and CEO and continued in that role through 2001. Mr. Klint has a Bachelor of Arts Degree in Economics and Business Administration from Gustavus Adolphus College, and a Juris Doctor Degree from William Mitchell College of Law, cum laude. He is admitted to the Minnesota State Bar and the Arizona State Bar.

Marcus W. L. Womack
Title: Executive Vice President and General Manager of the Software and Sensors Segment
Joined Axon in 2013
Age: 40
Mr. Womack previously served as Co-Founder and Chief Executive Officer of Familiar, Inc. from 2011 through its purchase by Axon in October 2013. Prior to that, Mr. Womack was VP and General Manager at iLike Events & Ticketing from 2009 to 2011. From 2007 to 2009 Mr. Womack was Director of Product Management at iLike and from 2005 to 2007, Mr. Womack was the Lead Program Manager for Microsoft Xbox Live. Mr. Womack holds a B.A. degree from Pacific Lutheran University.

Joshua M. Isner
Title: Executive Vice President of Global Sales
Joined Axon in 2009
Age: 31

Mr. Isner came to Axon in 2009 as a member of our Leadership Development Program. After rotating through several departments in the company, he eventually helmed our domestic video and cloud sales team, which he led to a record year in 2014. Mr. Isner now oversees our entire sales organization. Mr. Isner was previously the Director of Leadership Development, Northeast Regional Sales Executive, and VP of Video and Cloud Sales at Axon. Mr. Isner has a B.S. in Government & Political Science from Harvard University.
Each executive officer serves at the discretion of our Board of Directors and no officer is subject to an agreement that requires the officer to serve the Company for a specified number of years. We have entered into employment-related agreements with each of the executive officers listed above. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Compensation Discussion and Analysis--Employment Agreements and Other Arrangements.”

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COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and provide context for the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our named executive officers (“NEOs”).
Processes and Procedures for Considering and Determining Executive Compensation
The Compensation Committee (in this section, the “Committee”) assists the Board of Directors (“Board”) in addressing matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee is currently composed of four independent directors: Hadi Partovi, Judy Martz, Matthew McBrady, and Michael Garnreiter. Mr. Partovi was appointed to Committee Chairman during 2015. The Committee makes the sole decision regarding compensation for the Chief Executive Officer and each NEO.
The Committee met three times in 2016. All Committee members were present for each meeting. To finalize the 2017 compensation structure, the Committee held two additional meetings in the first quarter of 2017.
Two members of management, Patrick W. Smith, Chief Executive Officer (“CEO”) and Luke Larson, President, attended portions of the meetings. The agendas for these meetings were determined by the Committee members prior to the meetings. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, materials may include:

•	Financial reports;

•	Reports on levels of achievement of corporate performance objectives;

•
Schedules setting forth the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the NEOs pursuant to employment, severance and change of control agreements;

•	Summaries which show the NEOs’ total accumulated stock awards and stock option holdings;

•	Information regarding compensation paid by comparable companies identified in executive compensation surveys; and

•	Reports from Compensation Committee consultants.
The Committee’s primarily responsibilities are to:

•
Review and approve corporate goals and objectives relevant to the compensation of NEOs, evaluate the performance of the NEOs in light of these goals and objectives and determine and approve the compensation level of NEOs based on that evaluation;

•
Evaluate and establish the incentive components of the CEO’s compensation and related bonus awards, taking into account the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

•	Review and approve the design of the compensation and benefit plans that pertain to the CEO and other NEOs who report directly to the CEO;

•	Administer equity-based plans, including stock incentive plans;

•	Approve the material terms of all employment, severance and change of control agreements for NEOs;

•	Retain compensation consultants and firms as necessary, or appropriate, on an advisory basis to establish comparator groups, benchmarking and targets for compensation related matters;

•	Recommend to the Board the compensation for Board members, such as retainers, committee fees, chairman fees, stock awards and other similar items;

•	Provide oversight regarding the Company’s benefit and other welfare plans, policies and arrangements;

•	Form and delegate authority to subcommittees when appropriate; and

•	Prepare the Compensation Committee report to be included in the Company’s annual proxy statement and Annual Report on Form 10-K filed with the SEC.
The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. The full text of the Compensation Committee charter is available on our website at http://investor.axon.com/documents.cfm.

Axon Enterprise, Inc. | 2017 Proxy Statement | 19

Role of Management and Consultants in Determining Executive Compensation
Our executive management supports the Committee in carrying out its responsibilities by preliminarily outlining compensation levels for NEOs, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially proposed by the CEO for each executive (excluding the CEO), consisting of base salary, annual and long-term performance-based compensation and long-term equity compensation, which is then provided to the Committee for review and approval.
Our Committee has sole authority to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants, and the consultants report directly to the Committee. In connection with the design of the 2014 compensation structure, the Committee retained compensation consulting firm, Aon Hewitt, who provided research, data analyses, benchmarking and design expertise in developing and structuring compensation programs for executives. The Company utilized information provided in 2014 in its design of the 2016 and 2017 compensation structures, which do not differ significantly to that of the 2014 structure. Additionally, the Company utilized current publicly available compensation data for its peers in determining the 2017 structure.
Peer Comparator Group
The scope of Aon Hewitt’s review included determining an appropriate comparator group to compare the Company’s executive compensation to, based primarily on the following criteria: Industry and Global Industry Classification code, revenue, EBITDA, market capitalization, and number of employees. Aon Hewitt selected companies in both manufacturing and technology to match the evolving nature of Axon’s business. Companies selected typically had annual sales between $60 million and $230 million, with market capitalization of $450 million to $2.5 billion. Total employees of the comparator companies were targeted at between 300 and 700. In addition to the comparator group, Aon Hewitt gathered benchmark data for the Committee’s review from the manufacturing and technology industries with similar revenue.

The Committee has selected the following comparator group when reviewing executive compensation:

AeroVironment, Inc.	IntraLinks Holdings, Inc.	SIFCO Industries Inc.
Astronics Corp.	Limelight Networks, Inc.	Smith Micro Software Inc.
CalAmp Corp.	LogMein, Inc.	Sparton Corp.
Carbonite, Inc.	Numerex Corp.	The KEYW Holding Corp.
CPI Aerostructures Inc.	Proofpoint, Inc.	VASCO Data Security International, Inc.
Guidance Software, Inc.	Qumu Corp.
Our Compensation Philosophy
The Committee is in place to address matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company.
Objectives of NEO compensation include:

•	Attract and retain highly qualified individuals who are capable of making significant contributions critical to our long-term success;

•	Promote a performance-oriented environment that encourages Company and individual achievement;

•	Reward NEOs for long-term strategic management and the enhancement of shareholder value;

•	Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate and personal performance goals; and

•	Align long-term management interests with those of shareholders, including long-term at-risk pay.

Axon Enterprise, Inc. | 2017 Proxy Statement | 20

Our Compensation Programs
We utilize various non-cash compensation programs, in addition to traditional cash-based compensation methods. Specifically, we have utilized stock-based awards.
The principal components of compensation in 2016 and 2017 for our NEOs consist of the following:

•	Annual salary;

•	Annual performance-based incentive plans, comprised of:

•	Commissions on sales growth and bookings; and

•
Payouts under the annual cash incentive plan based on target levels of Software and Sensors segment (formerly our Axon segment) bookings, total revenue, international revenue, TASER Weapon segment profit, agency adoption, active users of the Company's Evidence.com software platform, and sales related to new products expected to launch in 2016;

•	Long-term incentive equity compensation in the form of performance-based restricted stock units (“PSUs”); and

•	Long-term equity compensation in the form of service-based restricted stock units (“RSUs”).
Any decision to materially increase compensation is based upon the objectives listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and pretax earnings targets as well as specific management tasks. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other NEOs. The Board has not adopted any claw-back policies, nor does it have any executive stock ownership requirements.
Benchmarking
It is the Committee’s intent that the total compensation for our NEOs be targeted between the 50th and the 75th percentile in relation to our established comparator group and the Committee intends that over time our compensation becomes more consistent with this goal. The Committee believes that targeting this range will reflect competitive market pay practices and our current compensation philosophy, which balances our “pay for performance” strategy with our desire to offer competitive compensation with respect to our comparator group, thus allowing us to attract and retain management talent.
The table below compares the Company’s NEOs’ target total direct compensation to our comparator group:

Named Executive	2016 Total Target Direct Compensation	Comparator Group 50th Percentile (1) (2)	Comparator Group 75th Percentile (1) (2)	2017 Total Target Direct Compensation
Patrick W. Smith	$1,529,000	$2,264,000	$2,585,000	$2,054,000
Luke S. Larson	812,000	1,330,000	1,732,000	2,525,000
Jawad A. Ahsan (3)	n/a	1,144,000	1,298,000	1,850,000
Daniel M. Behrendt (4)	950,000	1,144,000	1,298,000	n/a
Douglas E. Klint	758,000	778,000	839,000	600,000
Marcus W. L. Womack	600,000	572,000	1,144,000	1,800,000
Joshua M. Isner	700,000	1,325,000	1,513,000	1,800,000

(1)	Amounts reported by comparator group companies was primarily derived from annual proxy statements for the year ended December 31, 2015.

(2)
Positions and responsibilities reported for NEOs of comparator group companies varied, with not all companies reporting data for positions similar in nature and scope to those of the Company's NEOs (other than CEO and CFO). Judgment was used in calculating comparator group information by role, using blends of reported positions and excluding certain comparator group companies from comparisons when appropriate.

(3)	Mr. Ahsan was appointed Chief Financial Officer of the Company effective April 3, 2017.

(4)
Mr. Behrendt entered into a severance arrangement with the Company in November 2016, and his employment with the Company ended effective March 15, 2017. See “Compensation Discussion and Analysis - Employment Agreements and Other Arrangements” for details on the amounts payable to Mr. Behrendt under his severance arrangement.

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The following tables show the composition of each NEO’s total target direct compensation for 2016 and 2017:

2016	Annual Salary		Annual Target Incentive Compensation (1)		Long-term Target Incentive Compensation--PSUs (2)		Long-term Equity Compensation--RSUs (2)		Target Total Direct Compensation
Name	$	% of Total	$	% of Total	$	% of Total	$	% of Total	$
Patrick W. Smith (3)	$350,000	22.9%	$—	—%	$475,000	31.1%	$704,000	46.0%	$1,529,000
Luke S. Larson (4)	275,000	33.9	100,000	12.3	250,000	30.8	187,000	23.0	812,000
Daniel M. Behrendt	325,000	34.2	165,000	17.4	275,000	28.9	185,000	19.5	950,000
Douglas E. Klint (4)	300,000	39.6	300,000	39.6	—	—	158,000	20.8	758,000
Marcus W. L. Womack	260,000	43.3	115,000	19.2	125,000	20.8	100,000	16.7	600,000
Joshua M. Isner	225,000	32.1	375,000	53.6	100,000	14.3	—	—	700,000

(1)
Presented at target levels. Actual results for 2016 exceeded targets, resulting in payouts over the annual cash incentive plan for Messrs. Larson, Behrendt and Womack and in the amounts of approximately $122,000, $202,000 and $141,000, respectively. Mr. Isner earned commissions in 2016 of $631,000. Mr. Klint's total annual target incentive compensation included $300,000 of commissions, none of which was earned during fiscal 2016. See further discussion following under “Performance-based Incentive Plans.”

(2)	Approximate value; actual value of the PSUs and RSUs is based on the grant-date fair value.

(3)
Mr. Smith elected to forgo receiving any annual target incentive compensation in 2016 in exchange for 125% of the targeted amount for RSUs having a grant date fair value of approximately $344,000 which will vest in equal annual installments over three years. The Company implemented this election to improve retention of executive employees while converting short-term cash compensation into longer term stock compensation. Additionally, the ultimate consideration received upon the vesting of time-based RSUs would be dependent upon the future stock price of the Company's common stock, and would align with the goal of increasing total shareholder returns.

(4)
Messrs. Larson and Klint each elected to forgo receiving $50,000 of their target incentive compensation in exchange for 125% and 116%, respectively, of the targeted amount for RSUs having grant date fair values of $62,500 and $58,000, respectively, which will vest in equal annual installments over three years and two years, respectively. The Company implemented this election to improve retention of executive employees while converting short-term cash compensation into longer term stock compensation. Additionally, the ultimate consideration received upon the vesting of time-based RSUs would be dependent upon the future stock price of the Company's common stock, and would align with the goal of increasing total shareholder returns.

2017	Annual Salary (1)		Annual Target Incentive Compensation		Long-term Target Incentive Compensation--PSUs (2)		Long-term Equity Compensation--RSUs (2)		Target Total Direct Compensation
Name	$	% of Total	$	% of Total	$	% of Total	$	% of Total	$
Patrick W. Smith	$350,000	17.0%	$—	—%	$1,000,000	48.7%	$704,000	34.3%	$2,054,000
Luke S. Larson	325,000	12.9	100,000	4.0	400,000	15.8	1,700,000	67.3	2,525,000
Jawad A. Ahsan	300,000	16.2	150,000	8.1	150,000	8.1	1,250,000	67.6	1,850,000
Douglas E. Klint	300,000	50.0	200,000	33.3	—	—	100,000	16.7	600,000
Marcus W. L. Womack	275,000	15.3	125,000	6.9	200,000	11.1	1,200,000	66.7	1,800,000
Joshua M. Isner	275,000	15.3	500,000	27.8	125,000	6.9	900,000	50.0	1,800,000

(1)	Annual salary effective February 1, 2017 for continuing NEOs.

(2)	Approximate value; actual value of the PSUs and RSUs is based on the grant-date fair value.
Annual Salary
Salaries for NEOs are reviewed annually, as well as at the time of a promotion or other changes in responsibilities. Consistent with our goal for overall compensation, annual salary is targeted in the 50th to 75th percentile of compensation paid to executives with similar levels of responsibility within our comparator group. Individual executives may be paid higher or lower than this target pay at the discretion of the Committee depending on facts; such as, tenure with the Company, results of personal, department and corporate performance, complexity of the business unit managed, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our NEOs, other than the CEO, were proposed by the CEO, established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from comparator group companies.

Axon Enterprise, Inc. | 2017 Proxy Statement | 22

After considering the above, effective February 1, 2017, the Committee increased the base salaries of our continuing NEOs as follows:

Named Executive	2016 Salary ($)	2017 Salary ($)
Patrick W. Smith	$350,000	$350,000
Luke S. Larson	275,000	325,000
Douglas E. Klint	300,000	300,000
Marcus W. L. Womack	260,000	275,000
Joshua M. Isner	225,000	275,000
Performance-based Incentive Plans
The objective of the annual incentive payment plan and the use of equity-based awards in the form of PSUs have been to provide executives with a competitive total compensation opportunity, as well as to align executive rewards with results.
2016 Structure
The 2016 executive compensation structure included: payments under the annual cash incentive plan; PSUs that cliff vest based on three-year revenue goals; and, for Mr. Klint and Mr. Isner, sales-based commissions, paid quarterly. Each component was designed to incentivize specific Company goals.
Payouts under the 2016 annual cash incentive plan were based on the achievement of annual financial goals, including goals related to: consolidated revenue, Software and Sensors bookings (formerly defined as Axon bookings in our SEC filings), operating income for the TASER Weapons segment, international revenue, the number of active users on the Company's Evidence.com platform, and revenue related to the Company's consumer products. The Committee believed the criteria for the annual cash incentive plan were challenging, but achievable. Sales commissions were earned based upon specific sales targets for each eligible NEO. Because the sales commissions are tied to metrics such as sales growth and other operating results, the Committee did not set a maximum amount that could be paid under the plans for the NEOs.

2016 Performance - Based Cash Incentive Plans Metrics
Metric	Threshold	Target	Maximum	Actual	Weight	Weighted Payout
Revenue (millions)	$215.0	$230.0	$245.0	$263.2	25%	38%
Software and Sensors Bookings (millions)	$140.0	$200.0	$245.0	$246.6	25	38
International Sales (millions)	$35.0	$42.0	$47.0	$49.4	20	30
TASER Weapons Segment operating income	35.0%	36.0%	37.0%	35.5%	15	12
Active users (linear payout from 0)	n/a	90,000	n/a	94,090	5	5
Agency Adoption (linear payout from 0)	n/a	200	n/a	85	5	—
Shipping new products	n/a	n/a	n/a	n/a	5	—
Actual attainment/plan payout					100%	123%

The 2016 performance-based cash incentive plan metrics were measured and paid quarterly after the Company releases its quarterly earnings. The first three fiscal quarters are weighted at 15% of the annual total with the fourth quarter equaling the remaining 55%. Each metric has a threshold, target and maximum goal with corresponding base payouts of 50%, 100% and 150% of target, respectively. The Company exceeded the highest target for the Software and Sensors bookings, which resulted in the maximum payout of 150% of target with a corresponding weighted payout of 45%. The total revenue, Software and Sensors bookings and international sales each met their target levels for fiscal 2016, which resulted in a base payout of 100% of target plus the calculated incremental amount that the actual results exceeded their specified target levels, and this resulted in a weighted payout of 38%, 38% and 30%, respectively. The weighted average payout achieved under the 2015 performance-based cash incentive plan was 105%.

The amount of PSUs that will ultimately vest, if any, is based upon the compounded annual revenue growth rates for the total Company and the Software and Sensors segment (excluding TASER Cam) compared to target for the three-year period ending December 31, 2018. Earned PSUs cliff vest at the end of that period. Should actual performance metrics exceed targeted metrics, executives will receive additional PSUs, for a total of up to 200% of target. The Committee decided to introduce sales targets

Axon Enterprise, Inc. | 2017 Proxy Statement | 23

related to three-year growth rates to promote and reward the achievement of long term objectives and long-term strategic planning by our NEOs. The 2018 consolidated revenue and Axon segment revenue metrics have threshold, target and maximum goals, based on compound annual growth rates, with payouts for each of these goals having payouts of 50%, 100% and 200%, respectively. If the threshold levels are not achieved, no amounts will be considered earned.
2017 Structure
In 2017, each component of incentive compensation is designed to incentivize specific Company goals.
Payouts under the 2017 annual cash incentive plan will be based on the achievement of annual financial goals, including goals related to: consolidated revenue, Axon bookings (as defined in SEC filings), international combined bookings targets (which will include TASER Weapons and Software and Sensors segment contracts), TASER Weapons segment operating income, active booked seats, the achievement of a certain percentage of U.S. agencies on TASER Weapons service plans, and achieving specified deployment targets with designated high value agencies. The Committee believes the criteria for the annual cash incentive plan are challenging, but achievable. Sales commissions are earned based upon specific sales targets for each eligible NEO. Because sales commissions are tied to metrics such as sales growth, the Committee has not set a maximum amount that can be paid under the plans for the NEOs. In 2017, the metrics tied to the annual cash incentive plan are typically capped at a 150% payout. However, agency adoption and active booked seats are calculated on a linear payout and therefore have no maximum payout.
Terms and conditions of the Performance-based Incentive Plans for NEOs are established by the Committee early in the fiscal year. The following table sets forth the target Performance-based incentive compensation for the years ended December 31, 2016 and 2017.

	Performance-based Incentive Plans - 2016 Target
Named Executive	Annual Cash Incentive	Sales Commissions	PSUs (#) (1)	Grant Date Fair Value	Total 2016
Patrick W. Smith	$—	$—	30,685	$475,000	$475,000
Luke S. Larson	100,000	—	16,150	250,000	350,000
Daniel M. Behrendt	165,000	—	17,765	275,000	440,000
Douglas E. Klint	—	300,000	—	—	300,000
Marcus W. L. Womack	115,000	—	8,075	125,000	240,000
Joshua M. Isner	—	375,000	6,460	100,000	475,000

	Performance-based Incentive Plans - 2017 Target
Named Executive	Annual Cash Incentive	Sales Commissions	PSUs (#)	Grant Date Fair Value	Total 2017
Patrick W. Smith	$—	$—	40,032	$1,000,000	$1,000,000
Luke S. Larson	100,000	—	16,013	400,000	500,000
Jawad A. Ahsan	150,000	—	6,818	150,000	300,000
Douglas E. Klint	100,000	100,000	—	—	200,000
Marcus W. L. Womack	125,000	—	8,006	200,000	325,000
Joshua M. Isner	—	500,000	5,004	125,000	625,000

(1)
50% of performance RSUs granted during 2016 cliff vest based on fiscal year 2018 consolidated GAAP revenues, and 50% cliff vest based on 2018 GAAP revenues related to the Software and Sensors segment. 50% of performance RSUs granted during 2017 cliff vest based on fiscal year 2019 consolidated GAAP revenues, and 50% cliff vest based on 2019 international bookings related to both TASER Weapons and Software and Sensors segment contracts. The 2017 consolidated revenue and international bookings metrics have threshold, target and maximum goals, based on compound annual growth rates, with payouts for each of these goals having payouts of 50%, 100% and 200%, respectively. If the threshold levels are not achieved, no amounts will be considered earned.

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Long-Term Service-Based Equity Compensation
The Committee believes that service-based equity compensation with multi-year vesting periods ensures that our NEOs have a continuing stake in our long-term success. As such, the Committee implemented, with Board and shareholder approval, the 2016 Stock Incentive Plan (the “2016 Plan”) that allows the Committee to grant stock-based awards to officers, and other key employees. The Committee believes the granting of such awards, which generally vest over a three-year service period, aligns those individuals’ interests with those of shareholders, motivates executives to make strategic long-term decisions, and better enables the Company to attract and retain capable directors, executives and key employees.
In determining the total number of units to award to each NEO, the Compensation Committee considers, among other things, the strategic objectives of the Company over the next three years, and the practice of comparator group companies. The following table sets forth the service-based RSU awards made to our NEOs in February 2016 and February 2017:

	2016 Awards		2017 Awards
Named Executive	Number of Service-based RSUs Awarded	Grant Date Fair Value	Number of Service-based RSUs Awarded	Grant Date Fair Value
Patrick W. Smith	45,462	$704,000	28,173	$704,000
Luke S. Larson	12,112	187,000	68,054	1,700,000
Jawad A. Ahsan	n/a	n/a	55,556	1,250,000
Daniel M. Behrendt	11,951	185,000	n/a	n/a
Douglas E. Klint	10,228	158,000	—	—
Marcus L. Womack	6,460	100,000	48,038	1,200,000
Joshua M. Isner	—	—	36,029	900,000
Other Long-term Performance-based Equity Compensation
In addition to the PSUs granted in conjunction with the performance-based incentive plans described above, the Committee has, from time-to-time, approved performance-based equity awards to certain of our NEOs in keeping with the Committee’s goals to align the long-term interests of management with the Company’s shareholders. Generally, these awards vest upon the achievement of performance milestones in the NEOs area of the business. The Committee’s intention in awarding these grants has been to incentivize and reward the achievement of significant long-term strategic goals.
The following table sets forth information concerning other long-term performance-based equity compensation awards which still have potential to vest. In determining the performance criteria for each NEO’s performance-based stock option award, the Committee considered, among other things, the strategic objectives of the Company and the executive’s ability to influence the performance criteria. The Committee believes that the performance targets described below are challenging, but achievable.

Name	Grant Date	Options	Performance Criteria	Vesting Provisions	Vesting Status
Douglas E. Klint	12/22/2008	25,000	Complete risk management meetings with 25 top U.S. law enforcement agencies.	Fully vested in January following the fiscal year in which criteria is achieved. The performance criteria has to be met prior to the option's expiration in December 2018.	Options did not vest in 2016. Management expects the performance criteria to be met by December 31, 2017.
Employment Agreements and Other Arrangements
In 1998, the Company entered into an employment agreement with Patrick W. Smith pursuant to which he agreed to serve as its Chief Executive Officer.
In December 2002, the Company entered into an employment agreement with Douglas E. Klint pursuant to which he agreed to serve as its General Counsel.

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In May 2004, the Company entered into an employment agreement with Daniel M. Behrendt pursuant to which he agreed to serve as its Chief Financial Officer. In November 2016, Mr. Behrendt entered into a severance agreement whereby effective March 15, 2017, Mr. Behrendt's tenure with the Company ended. In connection with the agreement, Mr. Behrendt's annual salary and bonus of $325,000 and $165,000, respectively, would be payable during the one-year notice period ending March 15, 2018 as well as the one year severance period ending March 15, 2019. Additionally, all unvested service-based RSUs vested as of March 15, 2017 and certain of Mr. Behrendt's performance-based RSUs will vest based on the actual performance levels achieved on the vesting dates scheduled in the original award agreements. The table below outlines the amounts payable to Mr. Behrendt in accordance with his severance agreement:

Time Period	Annual Salary	Annual Target Incentive Compensation	Long-term Target Incentive Compensation--PSUs (1)	Long-term Equity Compensation--RSUs (2)	Total
Notice Period (3/15/2017 - 3/15/2018)	$325,000	$165,000	$127,844	$454,471	$1,072,315
Severance Period (3/16/2018 - 3/15/2019)	325,000	165,000	—	—	490,000
Total	$650,000	$330,000	$127,844	$454,471	$1,562,315
(1) Represents target shares granted of 5,556 and the closing price of the Company's stock on March 15, 2017 of $23.01. The actual number of shares that could vest range from 0% - 200% of target shares.
(2) Represents the total number of unvested shares as of March 15, 2017 that vested in accordance with the severance agreement using the closing price of the Company's stock on March 15, 2017 of $23.01.
The Company may terminate each of these officers with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, or termination due to change in control of the Company (i.e., double-trigger). Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 18 months after termination of employment without cause or change in control of the Company. The table below depicts the severance payable to each NEO under the conditions indicated:

	Termination	Termination	Termination due to
Name	with Cause	without Cause	Change in Control	Death or Disability
Patrick W. Smith	2 months salary	12 months salary	24 months salary	18 months salary
Douglas E. Klint	2 months salary	12 months salary	24 months salary	18 months salary
Depending upon the triggering event for termination of employment, non-vested stock options previously granted may be subject to accelerated vesting. In addition, all non-vested RSUs and PSUs may immediately vest at target levels and restrictions would lapse. Accelerated vesting conditions are as follows:

•	Termination with cause: no accelerated vesting

•	Termination without cause and Termination due to Death or Disability: acceleration of all awards that vest based on service requirements only.

•	Termination due to Change in Control: acceleration of all awards
The severance benefit amounts with respect to the above triggering events were determined based on competitive practices. The Company agreed to pay these variable amounts of compensation as severance benefits or change of control benefits in order to attract and retain NEOs.
The table below reflects the severance compensation that would be provided to each of the NEOs of the Company assuming the termination of such executive’s employment occurred on December 31, 2016.

Named Executive Officer	Voluntary Termination By Executive	Termination with Cause	Termination without Cause (1)	Change of Control (1)	Death or Disability (1)
Patrick W. Smith	$—	$58,333	$1,764,573	$4,469,004	$1,939,573
Douglas E. Klint	—	50,000	725,073	2,196,085	795,696

(1)
Includes the intrinsic value of non-vested stock options which would immediately vest and become exercisable as well as the value of non-vested PSUs and RSUs which would immediately vest and restrictions would lapse.

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The value of option acceleration is equal to the difference between the $24.24 closing market price of shares of the Company’s common stock on December 30, 2016 (the last trading day in fiscal 2016), and the weighted average exercise price of awards with an exercise price less than the market price times the number of share subject to such options that would accelerate.
The value of restricted stock unit acceleration is equal to the $24.24 closing market price of shares of the Company’s common stock on December 30, 2016 (the last trading day in fiscal 2016), multiplied by the number of units that would accelerate.
The following table shows the value of the accelerated vesting as described above.

Name	Total Service- based Award Acceleration	Total Performance- based Award Acceleration	Total Acceleration
Patrick W. Smith	$1,414,573	$2,354,431	$3,769,004
Douglas E. Klint	425,073	683,762	1,108,835
Perquisites and Other Personal Benefits
We do not provide our NEOs with significant perquisites or other benefits, except for Company matching contributions to our defined contribution benefit plans and health care benefits that are widely available to employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the NEOs.
Compensation Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1.0 million paid to the NEOs. This provision excludes certain forms of “performance-based compensation,” including options and performance-based stock-based awards, from the compensation taken into account for purposes of that limit. The Committee believes that the performance-based incentive plans are “performance-based” within the meaning of Section 162(m). The Committee believes that it is desirable for executive compensation to be fully tax deductible. However, whenever the Committee’s judgment would be consistent with the objectives for which compensation is paid, we will compensate our NEOs fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Committee will from time-to-time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the this proxy statement.
The Compensation Committee:
Hadi Partovi, Chairman
Michael Garnreiter
Judy Martz

The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

Axon Enterprise, Inc. | 2017 Proxy Statement | 27

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee is, or was during or prior to fiscal 2016, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Patrick W. Smith	2016	$350,000	$—	$1,178,750	$—	$—	$11,878	$1,540,628
Chief Executive Officer	2015	350,000	—	752,676	263,500	—	17,846	1,384,022
	2014	344,167	—	749,994	335,338	—	15,682	1,445,181

Luke S. Larson	2016	272,917	—	437,500	122,477	—	16,819	849,713
President	2015	244,167	—	650,901	105,400	—	20,069	1,020,537
	2014	158,308	—	—	47,484	—	18,548	224,340

Daniel M. Behrendt	2016	322,917	—	460,000	202,087	—	12,103	997,107
Chief Financial Officer	2015	300,000	—	600,901	158,100	—	26,908	1,085,909
	2014	298,333	—	425,006	201,203	—	21,634	946,176

Douglas E. Klint	2016	300,000	—	158,000	—	—	9,544	467,544
EVP and General Counsel	2015	300,000	—	170,000	52,700	—	14,961	537,661
	2014	298,333	—	425,006	67,068	—	11,487	801,894

Marcus W. L. Womack	2016	257,917	—	225,000	140,849	—	14,163	637,929
EVP and General Manager of Axon	2015	235,000	—	426,024	136,891	—	18,117	816,032
	2014	228,729	—	250,007	212,973	—	12,607	704,316

Joshua M. Isner	2016	222,917	—	100,000	631,490	—	18,119	972,526
EVP of Global Sales	2015	181,142	—	200,000	502,276	—	19,596	903,014

(1)
In 2013, the Company discontinued its personal time off (“PTO”) program for non-exempt employees, moving to an honor program and subsequently paid each employee his PTO balance in cash. This figure for each NEO is included in the Salary column.

(2)
The amounts in these columns reflect the aggregate grant date fair value for RSUs and stock options computed in accordance with stock-based accounting rules (ASC Topic 718). Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of this amount for the fiscal year ended December 31, 2016 is included in footnote 1q to our financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC. For performance share unit awards, the value included in this column represents the grant-date fair value assuming the performance measures are achieved at target level.  The grant-date fair value of the performance share awards assuming achievement of the maximum performance levels for the 2016 awards is approximately $950,000, $500,000, $550,000, $250,000 and $200,000 for Messrs. Smith, Larson, Behrendt, Womack and Isner, respectively. In connection with Mr. Behrendt's severance agreement, his PSUs were forfeited in full.

(3)
In 2016, all the Company’s NEOs, excluding Messrs. Smith and Isner, received non-equity incentive compensation as a result of exceeding target metrics around sales and other operating measures. Their 2016 incentive compensation was provided in the form of cash payouts, of which 15% of targeted amounts were paid in May, August and November with the remaining 55% with adjustments made for actual results, paid in February 2017. In 2015, all the Company’s NEOs, excluding Messrs. Smith, Klint and Isner, received non-equity incentive compensation as a result of exceeding target metrics around sales and other operating measures. Their 2015 incentive compensation was also provided in the form of cash payouts. In addition, Mr. Womack and Mr. Isner earned sales-related commissions of $82,000 and $503,000, respectively. In 2014, all the Company’s NEOs received non-equity incentive compensation as a result of exceeding

Axon Enterprise, Inc. | 2017 Proxy Statement | 28

target metrics around sales and other operating measures. Their 2014 incentive compensation was also provided in the form of cash payouts. In addition, Mr. Womack earned sales commissions of $126,000 in 2014.

(4)
The Company maintains a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan. There were no above-market returns for participants in the plan, as such, no amounts are reported here.

(5)	Unless otherwise noted, other compensation consists of matching contributions made to 401(k) and health savings accounts.
2016 GRANTS OF PLAN-BASED AWARDS
The following table shows information about awards made under various compensation plans during 2016:

			Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Patrick W. Smith	2/10/2016	(2)	—	—	—		—	—	—	45,462	703,750
	2/10/2016	(4)	—	—	—		15,343	30,685	61,370	—	475,000
Luke S. Larson	2/10/2016	(2)	—	—	—		—	—	—	12,112	187,500
	2/10/2016	(4)	—	—	—		8,075	16,150	32,300	—	250,000
			50,000	100,000	150,000	(5)	—	—	—	—	—
Daniel M. Behrendt	2/10/2016	(3)	—	—	—		—	—	—	11,951	185,000
	2/10/2016	(3)	—	—	—		8,883	17,765	35,530	—	275,000
			82,500	165,000	247,500	(5)	—	—	—	—	—
Douglas E. Klint	2/10/2016	(8)	—	—	—		—	—	—	10,228	158,000
			—	300,000	600,000	(5) (7)	—	—	—	—	—
Marcus W.L. Womack	2/10/2016	(2)	—	—	—		—	—	—	6,460	100,000
	2/10/2016	(4)	—	—	—		4,038	8,075	16,150	—	125,000
			57,500	115,000	172,500	(5)
Josh M. Isner	2/10/2016	(4)	—	—	—		3,230	6,460	12,920	—	100,000
			—	375,000	375,000	(6)	—	—	—	—	—

(1)
Grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC 718). The fair value of each RSU is the closing price of our common stock on the date of grant.

(2)	RSUs granted vest annually over a period of three years from the grant date

(3)	In connection with Mr. Behrendt's severance agreement, the 11,951 time-based RSUs vested in full on March 15, 2017 while the 17,765 performance-based RSUs were forfeited.

(4)
The amount of PSUs that will ultimately vest, if any, is based upon the compounded annual revenue growth rates for the total Company and the Software and Sensors segment (excluding TASER Cam) compared to target for the three-year period ending December 31, 2018. Earned PSUs cliff vest at the end of that period. Should actual performance metrics exceed targeted metrics, executives will receive additional PSUs, up to a maximum of 200% of target.

(5)
Payouts under the 2016 annual cash incentive plan was based on the achievement of annual financial goals, including goals related to: consolidated revenue, Software and Sensors bookings (as defined in SEC filings), operating income for the TASER Weapons segment, international revenue, the number of active users on the Company's Evidence.com platform, and revenue related to the Company's consumer products. However, cumulative booked seats and number of adopting agencies were calculated on a linear payout and therefore had no maximum payout. Actual awards earned in 2016 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(6)
Mr. Isner was eligible for commissions based on sales growth for the Company. There was no maximum amount related to these commissions, therefore the maximum is reported as the same amount as the target.

(7)
In addition to the 2016 annual incentive cash payouts discussed above, Mr. Klint was eligible for commissions based on targeted sales to specific international customers. There was no threshold amount for this commission plan, with a maximum amount of potential commissions of $600,000.

(8)	RSUs granted vest annually over a period of two years from the grant date

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OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END
The following table includes certain information with respect to outstanding options previously awarded to the NEOs as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick W. Smith	58,962	—	—		10.29	5/25/2017
	68,828	—	—		7.13	5/28/2018
	88,104	—	—		5.57	8/11/2018
	400,000	—	—		4.75	12/22/2018
							5,531	(3)	134,071	49,778	(2)	1,206,619
							7,364	(5)	178,503	16,667	(7)	404,008
							45,462	(10)	1,101,999	30,685	(8)	743,804
Luke S. Larson	—	—	—		—	—
							16,000	(6)	387,840	5,556	(7)	134,677
							17,489	(9)	423,933	16,150	(8)	391,476
							12,112	(10)	293,595
Daniel M. Behrendt	—	—	—		—	—
							3,135	(3)	75,992	28,208	(2)	683,762
							10,494	(9)	254,375	5,556	(7)	134,677
							3,682	(5)	89,252	17,765	(8)	430,624
							11,951	(10)	289,692
Douglas E. Klint	—	—	25,000	(1)	4.75	12/22/2018
							3,135	(3)	75,992	28,208	(2)	683,762
							4,173	(5)	101,154
							10,228	(11)	247,927
Marcus W.L. Womack	—	—	—		—	—
							24,542	(4)	594,898	12,723	(2)	308,406
							8,745	(9)	211,979	6,481	(7)	157,099
							6,460	(10)	156,590	8,075	(8)	195,738
Joshua M. Isner	—	—	—		—	—
							1,667	(3)	40,408	6,460	(8)	156,590
							6,996	(9)	169,583

(1)
These options vest upon successful completion of certain performance based measures. Reference is made to the “Compensation Discussion and Analysis – Other Long-Term Performance-based Equity Compensation” section above for further information about these options.

(2)
These stock awards are performance-based. The number of shares that ultimately vested was based upon the compounded annual revenue growth rates for the total Company and the Software and Sensors segment compared to target for the three-year period ending December 31, 2016. Based on the performance achieved, the number of shares that vested in February 2017 were 200% of target, which has been presented in the above table. Reference is made to the “Compensation Discussion and Analysis--Performance-based Incentive Plans” section above for further information about these awards.

(3)	These stock awards became fully vested in February 2017.

(4)	These stock awards vest at annual intervals over a four year period and become fully vested in October 2017.

(5)	These stock awards vest at annual intervals over a three year period and become fully vested in February 2018.

(6)	These stock awards vest at annual intervals over a three year period and become fully vested in July 2018.

(7)
These stock awards are performance-based. The number of shares that ultimately vest is based on the compounded annual revenue growth rates for the total Company and Software and Sensors segment compared to target for the three-year period ending December 31, 2017. These stock awards are scheduled to vest in February 2018. The number of unvested shares presented equals the target shares.

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Reference is made to the “Compensation Discussion and Analysis--Performance-based Incentive Plans” section above for further information about these awards.

(8)
These stock awards are performance based. The number of shares that ultimately vest is based on the compounded annual revenue growth rates for the total Company and Software and Sensors segment compared to target for the three-year period ending December 31, 2018. These stock awards are scheduled to vest in February 2019. The number of unvested shares presented equals the target shares. Reference is made to the “Compensation Discussion and Analysis--Performance-based Incentive Plans” section above for further information about these awards.

(9)	These stock awards vest at annual intervals over a five year period and become fully vested in February 2020.

(10)	These stock awards vest at annual intervals over a three year period and become fully vested in February 2019.

(11)	These stock awards vest at annual intervals over a two year period and become fully vested in February 2018.

2016 OPTION EXERCISES AND STOCK VESTED
The following table provides information related to option exercises and vested stock awards for each NEO during the year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired upon Vesting (#)	Value Realized on Vesting ($)
Patrick W. Smith	—	$—	18,546	$324,184
Luke S. Larson	—	—	10,587	276,901
Daniel M. Behrendt	—	—	12,993	227,118
Douglas E. Klint	—	—	12,686	221,751
Marcus W.L. Womack	—	—	25,001	511,620
Joshua M. Isner	—	—	6,702	164,988

2016 NON-QUALIFIED DEFERRED COMPENSATION
The Company has a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation. Compensation, as defined, is comprised of base salary, bonus, commission, Director fees, and such other cash or equity-based compensation approved by the Compensation Committee. Participant may elect to defer up to 80% of their base salary and up to 100% of other types of compensation. Participants are 100% vested at all times. All gains or losses are allocated fully to plan participants, and the Company does not guarantee a rate of return on deferred balances. There were no above-market returns for participants in the plan.
The following table provides information on NEO and Director participation in the plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Patrick W. Smith	—	—	349,835	—	1,220,145
Daniel M. Behrendt	195,262	7,810	300,226	—	1,991,485
Joshua M. Isner	93,860	—	8,427	—	148,118

(1)
The Company does not make discretionary payments to the plan, but does make a restorative 401(k) match contribution to participants as their eligible wages for 401(k) purposes is net of contributions made to the deferred compensation plan.

(2)
Aggregate earnings reflected represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. No amounts included in aggregate earnings are reported in the 2016 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.

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AUDIT MATTERS
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditor. The independent auditor reports directly to the Audit Committee.
The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.
Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditor and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.
In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB.
The Audit Committee reviewed and discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.
During fiscal year 2016, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.
In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in the independent public accounting firm’s report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP, and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Audit Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2017.

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March 6, 2017
The Audit Committee:
Michael Garnreiter, Chairman
Judy Martz
Richard Carmona
The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by express reference therein.

Axon Enterprise, Inc. | 2017 Proxy Statement | 33

PROPOSALS
Overview of Proposals

This proxy statement contains four proposals requiring shareholder action.

•	Proposal No. 1 requests the election the three Class A directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified.

•	Proposal No. 2 requests that shareholders vote to approve the compensation of the Company's named executive officers

•	Proposal No. 3 requests that shareholders hold an advisory vote to recommend the frequency of the shareholder vote to approve the compensation of the Company's named executive officers

•	Proposal No. 4 requests the ratification on the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
Each proposal is discussed in more detail in the pages that follow.
PROPOSAL NO. 1 - ELECTION OF DIRECTORS
The Board is elected by and accountable to the shareholders to oversee their interest in the long-term health and the overall success of the Company’s business and its financial strength. The Board serves as the ultimate decision-making body of the Company except for those matters reserved to, or shared with, the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.
Election Process
The Board is currently comprised of eight directors. Ms. Martz is not standing for re-election and will leave the Board effective as of the Annual Meeting. As a result, the Board is actively seeking new members, and will increase its size from eight to nine members effective as of the Annual Meeting. The directors are divided into three classes comprised, following the retirement of Ms. Martz, as follows: two directors in Class A, three directors in Class B, and two directors in Class C. One class is elected each year for a three-year term and until their successors are elected and qualified. The classes of prospective directors will be determined upon appointment.
The three director nominees in Class B are up for nomination at the 2017 annual shareholder meeting. These directors would serve regular three-year terms until the annual meeting of shareholders in 2020, or until their respective successors are elected and qualified. These directors are: Patrick Smith, Mark Kroll and Matthew McBrady.
The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director. If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the Board to fill such vacancy.
Unless marked otherwise, signed proxies received will be voted FOR the election of each of the nominees.
The Board of Directors recommends a vote FOR the election of Patrick Smith, Mark Kroll and Matthew McBrady.

Vote Required
For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Votes to withhold will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present.

Axon Enterprise, Inc. | 2017 Proxy Statement | 34

PROPOSAL NO. 2 - ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
Shareholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “say on pay”):
RESOLVED, that the shareholders of Axon Enterprise, Inc. hereby approve the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.
Background on Proposal
In accordance with the requirements of Section14A of the Exchange Act and related SEC rules, shareholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
As described in the Compensation Discussion and Analysis, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive compensation to our financial results produced during year, and link long term compensation in the form of stock awards to Company performance and enhancement of shareholder value. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2016, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures), provide additional information about the compensation that we paid to our NEOs in 2016.
Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Overview and Summary; Consideration of Prior Year Say on Pay Vote
The Company believes in competitive compensation aligned with the values, objectives and financial performance of the Company. In 2016, 2015 and 2014, a significant amount of our executives’ potential total compensation was tied to performance. The Compensation Committee considers the performance criteria for the Company’s performance-based compensation challenging, but achievable. For the years 2016, 2015, and 2014 performance-based targets were achieved.
At the 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”), we presented to shareholders, for advisory approval, the Company’s executive compensation (“Say on Pay”). Of the 27.9 million votes cast on the Say on Pay vote (including abstentions), 97% were favorable for our Say on Pay resolution. The Compensation Committee considered this a favorable outcome and believed it conveyed our shareholders' support of the Compensation Committee’s decisions and existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs going into the 2017 compensation year and retained the core design and continued to award the long-term incentives to further align with shareholder interests as well as to continue to attract, retain and appropriately incent senior management. At the 2018 Annual Meeting of Shareholders, the Company will again hold the annual advisory vote to approve executive compensation, subject to the advisory vote to recommend the frequency of such vote as set forth in Proposal 3 for the Annual Meeting. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.
Unless marked to the contrary, proxies received will be voted FOR approval of the advisory vote on executive compensation.
The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above regarding the compensation of our named executive officers.

Vote Required
For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the compensation of our named executive officers will be approved if a majority of common stock entitled to vote present in person or by proxy at the Annual Meeting vote in favor of approval. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Axon Enterprise, Inc. | 2017 Proxy Statement | 35

PROPOSAL NO. 3 – ADVISORY VOTE TO RECOMMEND THE FREQUENCY OF THE SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

As described in Proposal No. 2 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting (a “say-on-pay frequency proposal”). Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years, or every three years.

Our shareholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. We continue to believe that say-on-pay votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote. It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2023 annual meeting of shareholders. Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

The Board of Directors recommends a vote on Proposal No. 3 to hold say-on-pay votes every 1 YEAR (as opposed to 2 years or 3 years).

Vote Required
For Proposal No. 3, a plurality of votes cast will determine the shareholders' preferred frequency for holding an advisory vote on compensation for named executive officers. This means that the option for holding an advisory vote every 1 year, 2 years or 3 years receiving the greatest number of votes will be considered the preferred frequency of our shareholders.

PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2017. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our shareholders on our independent auditors.
If the shareholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.
If the appointment is not approved by the shareholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2017 will stand, unless the Audit Committee finds other good reason for making a change.
Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Axon Enterprise, Inc. | 2017 Proxy Statement | 36

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2017.
Audit and Non-Audit Fees
The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2016 and 2015.

	2016	2015
Audit fees	$1,192,917	$885,757
Audit-Related Fees	—	—
Tax Fees	460,661	490,043
All Other Fees	17,178	4,900
	$1,670,756	$1,380,700
Audit Fees: Consists of fees billed for professional services rendered for the audit of Axon Enterprise, Inc.’s financial statements, fees billed related to Sarbanes-Oxley 404 review and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements and fees.
Audit-Related Fees: Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of Axon's consolidated financial statements. No such services were rendered during the years ended December 31, 2016 or 2015.

Tax Fees: Consists of fees billed principally for services provided in connection with worldwide tax consulting and planning services and research and development tax credit studies.

All Other Fees: All other fees relate to services no included in the categories above, including services related to other regulatory reporting requirements.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.
Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

•
Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.

•
Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

•
Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.

Axon Enterprise, Inc. | 2017 Proxy Statement | 37

Audit Committee Pre-Approval Procedures for Independent Auditor-Provided Services
Except for the limited circumstances set forth below, the Audit Committee has the sole authority to engage the Company’s outside auditing and tax preparation firms and must pre-approve all tax consulting and auditing arrangements and all non-audit services prior to the performance of any such service. In addition, any proposed engagement of the independent registered public accounting firm for services that are not pre-approved audit-related and tax consulting services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. The Company’s CFO has the authority to engage the Company’s outside auditing and tax preparation firms for amounts less than $5,000. All of the audit–related fees, tax fees and all other fees in 2016 were approved by the Audit Committee.

Vote Required
For Proposal No. 4, assuming the existence of a quorum at the Annual Meeting, ratification of the appointment of the independent registered public accountants will be approved if a majority of common stock entitled to vote present in person or by proxy at the Annual Meeting vote in favor of ratification. Broker non-votes will have no impact on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Axon Enterprise, Inc. | 2017 Proxy Statement | 38

OTHER MATTERS
FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement about our compensation structure and programs and our intentions with respect thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company's business, particularly those mentioned under the heading “Risk Factors” in the Annual Report that accompanies this proxy statement and in the periodic reports that the Company files with the SEC on Form 10-Q.
SHAREHOLDER PROPOSALS
To be eligible for inclusion in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 15, 2017 by the Corporate Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.
Shareholders may bring business before an annual meeting of shareholders that is not submitted for inclusion in the Company's proxy materials (including the nomination of any person to be elected as a director) only if the shareholder proceeds in compliance with the Company’s bylaws. For business to be properly brought before an annual meeting of shareholders by a shareholder that is not submitted for inclusion in the Company's proxy materials (including the nomination of any person to be elected as a director), notice of the proposed business must be given to the Corporate Secretary of the Company in writing no later than 60 days before the annual meeting of shareholders or (if later) ten days after the first public notice of the meeting is sent to shareholders.
The notice to the Company’s Corporate Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the shareholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of common stock of the Company directly or beneficially owned by the shareholder; (c) any interest of the shareholder in the proposed business; (d) the name or names of each person nominated by the shareholder to be elected or re-elected as a director, if any; and (e) with respect to any such director nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of common stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Exchange Act or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election.
The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and Annual Report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (480) 515-6330, requesting such copies. If a shareholder is receiving multiple copies of the proxy statement and Annual Report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, is available to shareholders without charge upon request to: Investor Relations, Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

Axon Enterprise, Inc. | 2017 Proxy Statement | 39

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2017
The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2016 Annual Report and this proxy statement, are available over the Internet by accessing the investor relations page of the Company’s website at http://investor.axon.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.
By Order of the Board of Directors,
/s/ DOUGLAS E. KLINT
Douglas E. Klint
Executive Vice President
General Counsel and Corporate Secretary
April 14, 2017

Axon Enterprise, Inc. | 2017 Proxy Statement | 40

TASER INTERNATIONAL, INC.
ATTN: ACCOUNTS PAYABLE
17800 N. 85TH STREET
SCOTTSDALE, AZ 85255

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by TASER International in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all director nominees listed below:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Patrick Smith   02 Mark Kroll   03 Matthew McBrady

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory approval of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify appointment of Grant Thornton LLP as the Company's independent registered public accountant for fiscal year 2017.	☐	☐	☐

NOTE: Unless otherwise specified, this proxy will be voted FOR the election of each nominee director listed on this proxy card in Proposal 1, FOR Proposals 2, 4, 1 YEAR for Proposal 3 and in the discretion of the proxy holders on all other business that comes before the meeting.

0000331625_1 R1.0.1.15

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of TASER International, Inc., which will be held at the Company's headquaters at 17800 North 85th Street, Scottsdale, AZ 85255 beginning at 10:00 a.m. (Local Time) on Thursday, May 25, 2017. Whether or not you plan to attend this meeting, please sign, date, and return your proxy form on the reverse side as soon as possible so that these shares can be voted at the meeting in accordance with the instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that this stock be represented.

Douglas E. Klint, ***Corporate Secretary***

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The proxy materials are available at www.proxyvote.com

TASER INTERNATIONAL, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017

The undersigned hereby appoints Patrick W. Smith and Douglas E. Klint as proxies, each with full power of substitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders of TASER International, Inc. to be held on Thursday, May 25, 2017 beginning at 10:00 a.m. Local Time and at any adjournments or postponements thereof on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

Please sign on reverse side

0000331625_2 R1.0.1.15